Exhibit 99.1

NEWS BULLETIN

FOR IMMEDIATE RELEASE

CalAmp Continues Global Expansion into Latin America, the UK and Other Countries Through Strategic Acquisitions

Acquisitions of Car Track in Mexico and TRACKER in the UK expand CalAmp’s global portfolio for connected vehicle and asset tracking solutions

MEXICO CITY, LONDON and IRVINE, Calif., February 25, 2019 — CalAmp (Nasdaq: CAMP), a technology solutions pioneer transforming the global connected economy, announced today two strategic acquisitions that will significantly expand the company’s connected vehicle and asset tracking services and market reach into Mexico, the United Kingdom and other geographies.

LoJack Mexico

CalAmp agreed to acquire Car Track, S.A. DE C.V., the exclusive licensee of LoJack® technology for the Mexican market. Car Track will leverage CalAmp’s full stack of telematics and software-as-a-service (SaaS) solutions to expand product offerings to its substantial subscriber base as well as serve auto dealers and OEMs, insurance providers and leasing companies throughout Mexico. The agreement is to purchase the 87.5% of the Car Track shares not currently owned by CalAmp for a purchase price, net of cash on hand, of approximately US$13 million.

The LoJack Mexico brand was launched in Mexico by Car Mart Comunicaciones, a subsidiary of Car Track, in 1998 and quickly established itself as a recognized market leader in stolen vehicle recovery (SVR) by working closely with local law enforcement agencies in major cities throughout Mexico.

“With car theft running at an all-time high in Mexico and only 40% of the vehicle population covered by insurance, the demand for LoJack’s services has never been greater,” said José Antonio Ocejo Gutiérrez, founder and CEO for Car Track. “We have built a profitable business and world-class brand with strong channels and customer relationships. With CalAmp’s expertise in telematics and advanced connected vehicle technology, Car Track’s prospects for growth are exciting and will strengthen its competitive position and extend the LoJack brand into the future.”

TRACKER

CalAmp has also acquired TRACKER, a LoJack licensee and market leader in SVR and telematics services across the United Kingdom. Post integration, TRACKER will be strategically aligned with LoJack Italia and help drive CalAmp’s European expansion by leveraging the company’s complete, vertically integrated portfolio of telematics devices, cloud and software services to develop advanced connected car solutions targeting auto dealers, OEMs, insurance providers and other enterprise customers. The purchase price is approximately US$13 million (£10 million).

Following a similar model as CalAmp’s highly successful LoJack Italia operation, TRACKER has extensive law enforcement relationships and strong brand awareness across the United Kingdom.  This acquisition will enable CalAmp to synergistically integrate two of Europe’s most advanced SVR and telematics solutions providers to support key enterprise customer opportunities on a pan-European basis.

“We’re excited about the opportunity to increase our base of subscribers in the growing UK and European telematics market and broader European connected economy. We see joining the CalAmp team as a natural progression to facilitate that opportunity,” said Greig Hilton, managing director at TRACKER.

The TRACKER acquisition has closed and the Car Track acquisition is expected to close in March. These acquisitions accelerate CalAmp’s international expansion and, in combination with LoJack Italia, are expected to contribute more than $10 million a quarter in recurring revenue in the second half of fiscal 2020 and account for more than 400,000 subscribers across three countries. The two acquisitions are also expected to help drive margin expansion and be accretive to CalAmp’s quarterly non-GAAP earnings by the fourth quarter of FY20.

“We see a significant opportunity for international expansion and global enterprise customer engagement for higher margin recurring revenue services through the LoJack Mexico and TRACKER acquisitions,” said Justin Schmid, general manager of LoJack® International Operations. “LoJack Mexico and TRACKER are already recognized leaders in their respective regions for telematics and SVR services. The recognized brands and their channels are expected to extend CalAmp’s global reach for advanced connected car services for enterprise customers and consumers alike.”

About CalAmp and LoJack

CalAmp (Nasdaq: CAMP) is a technology solutions pioneer transforming the global connected economy. We help reinvent businesses and improve lives around the globe with technology solutions that streamline complex IoT deployments and bring intelligence to the edge. Our software applications, scalable cloud services, and intelligent devices collect and assess business-critical data from mobile assets, cargo, companies, cities and people. We call this The New How, powering autonomous IoT interaction, facilitating efficient decision making, optimizing resource utilization, and improving road safety. CalAmp is headquartered in Irvine, California and has been publicly traded since 1983. LoJack is a brand of CalAmp. For more information, visit calamp.com, or LinkedIn, Facebook, Twitter, YouTube or CalAmp Blog.

Forward-Looking Statements

This release contains forward-looking statements related to the acquisitions of LoJack Mexico and TRACKER by CalAmp, including statements regarding the benefits and timing of the transactions, as well as statements regarding the companies’ products, services, markets, growth opportunities, and revenue contributions.  Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.  Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including the following, among others:  closing of the LoJack Mexico transaction may be delayed; expected synergies and other financial benefits of the transactions may not be realized; integration of the acquisitions post-closing may not occur as anticipated; attempts to retain key personnel and customers may not succeed; and there may be negative changes in general economic conditions in the regions, including Brexit, or the industries in which CalAmp operates.  Other risks and uncertainties are detailed in our periodic public filings with the U.S. Securities and Exchange Commission ("SEC"), including but not limited to, our Annual Report on Form 10-K for the fiscal year ended February 28, 2018, filed with the SEC on May 10, 2018 and our Quarterly Report on Form 10-Q for the quarter ended November 30, 2018 filed with the SEC on December 20, 2018. You may obtain these filings at the SEC's website at http://www.sec.gov. We undertake no intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CalAmp and the CalAmp logo are among the trademarks of CalAmp and/or its affiliates in the United States, certain other countries, and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.

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